Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 152 to the Registration Statement of Deutsche DWS Market Trust (formerly Deutsche Market Trust) (Form N-1A, No. 002-21789) of our report dated December 20, 2018 on the financial statements and financial highlights of DWS Global Income Builder Fund (formerly Deutsche Global Income Builder Fund) (one of the Funds constituting Deutsche DWS Market Trust), included in the Fund’s Annual Report for the fiscal year ended October 31, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 22, 2019